NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 13, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on February 28, 2023 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Elevate Credit, Inc. and PCAM Merger Sub Corp., a direct wholly owned subsidiary of PCAM Acquisition Corp., which is controlled by investment funds managed by affiliates of Park Cities Asset Management LLC became effective on February 28, 2023. Each share of Elevate Credit, Inc.'s Common Stock was exchanged for USD 1.87 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on February 28, 2023.